To our shareholders,
We are pleased to announce First Interstate BancSystem has achieved record earnings for the 18th consecutive year. The Company earned $75,609,000 in 2006, a 38% increase over the prior year’s earnings of $54,715,000. Diluted earnings per share were also a record $9.11, up $2.40 from 2005. Return on average common equity in 2006 was 20.38%, compared to 16.79% in 2005. Our efficiency ratio improved to 56.79%, down from 62.65% in 2005. Results for 2006 included a onetime, after-tax gain of $12,278,000 ($1.48 per diluted share) from the sale in December of First Interstate BancSystem’s 30% minority interest in iPay Technologies, LLC.
Annual Results
Net interest income of $187,463,000 increased $17,155,000 over 2005. Loans grew by $276,009,000 or 9%, while deposits grew $160,921,000, or 5%. The net interest margin of 4.47% was 1 basis point lower than 2005.
Total noninterest income for 2006 was $31,258,000 higher than 2005. Major components of the increase included gain on sale of assets and higher revenues from technology services, debit and credit cards, financial services and the origination and sale of real estate loans of $22,607,000, $2,541,000, $2,132,000, $1,076,000 and $992,000, respectively, as compared to 2005. Gain on sale of assets increased $19,802,000 as the result of the December 2006 sale of the Company’s investment in iPay. Gain on sale of assets also increased an additional $2,955,000 as compared to 2005 due to $3,677,000 of losses on the sale of securities recorded in 2005 compared to losses of $722,000 in 2006. These investment losses were incurred in conjunction with a restructuring of our investment portfolio.
Total noninterest expense was $164,142,000 in 2006 compared to $150,726,000 in 2005. The $13,416,000 increase in noninterest expense for 2006 reflected higher salaries and benefits expense of $8,859,000. The increase in salaries and benefits was due primarily to inflationary wage increases, higher incentive bonus and profit sharing accruals and stock option award expense. Stock option expense increased $863,000 due to implementation of a new accounting standard. This expense was not recognized under the prior accounting standards applicable to stock options. Also reflected in the noninterest expense increase, as compared to last year, was a $3,880,000 increase in impairment expense on mortgage servicing assets. Mortgage servicing impairment expense of $1,693,000 was recorded in 2006 compared to impairment expense reversals of $2,187,000 in 2005. Also, in 2005, we recorded $1,088,000 of expenses related to the closure of Wal-Mart branches compared to $23,000 in 2006.
Quarterly Results
Net interest income of $48,082,000 in fourth quarter 2006 was $2,596,000 more than fourth quarter 2005. This increase resulted from growth in average loans notwithstanding a decrease in net interest margin. Fourth quarter 2006 average loans grew $311,712,000, or 10%, over the same period last year. The net interest margin decreased 11 basis points from fourth quarter 2005 to 4.38% for fourth quarter 2006. Net interest margin has declined due to growth of higher cost deposits and securities sold under repurchase agreements. Fourth quarter 2006 average deposits grew $134,807,000, or 4%, due mainly to demand deposit growth, over the same period last year.
Noninterest income of $40,991,000 was $22,952,000, or 127%, higher than fourth quarter 2005. Major components of the increase were gain on sale of assets, technology services revenue, debit and credit card revenue, income from real estate loans held for sale, and financial services revenue increases of $19,751,000, $882,000, $625,000, $504,000 and $196,000, respectively. Gain on sale of assets increased as a result of the iPay transaction described above.
Financial Highlights
Three Months ended December 31

(unaudited)	2006	2005	%Change

(in thousands except per share data)

OPERATING RESULTS
Net income	$26,592	$14,602	82.1%
Diluted earnings per share	3.18	1.77	79.7%
Dividends per share	0.61	0.50	22.0%

PERIOD END BALANCES
Assets	4,974,134	4,562,313	9.0%
Loans	3,310,363	3,034,354	9.1%
Investment securities	1,124,598	1,019,901	10.3%
Deposits	3,708,511	3,547,590	4.5%
Common stockholders’ equity	410,375	349,847	17.3%
Common shares outstanding	8,145	8,099	0.6%

QUARTERLY AVERAGES
Assets	4,889,790	4,555,990	7.3%
Loans	3,310,509	2,998,797	10.4%
Investment securities	1,077,418	943,169	14.2%
Deposits	3,655,262	3,520,455	3.8%
Common stockholders’ equity	394,942	346,881	13.9%
Common shares outstanding	8,144	8,090	0.7%
Noninterest expense of $45,931,000 was $6,386,000, or 16%, higher than the comparable quarter in 2005. Salary and benefits expense increased $3,058,000, or 15%, as compared to fourth quarter 2005, primarily due to inflationary wage increases, higher profit sharing accruals and increased group health insurance expense. Group health insurance expense increased $855,000 in fourth quarter 2006 as compared to 2005. The increase was primarily the result of higher levels of claim activity during 2006 prompting increased funding to the Company’s medical trust fund. In addition to the increases in salary and benefits, noninterest expense increased $2,317,000 due to a mortgage servicing impairment expense recorded in fourth quarter 2006 compared to a $890,000 impairment reversal for the fourth quarter of 2005.
On January 9, 2007, the Company paid a $.61 dividend per common share. At its January 25, 2007, meeting, the board of directors approved a special dividend of $.41 per common share payable to shareholders of record as of that date. This dividend was paid January 29, 2007.
First Interstate BancSystem achieved record earnings and performance far surpassing prior results, even without the increases attributed to the iPay gain. This strength shown by our core operations is a reflection of our talented team of employees, officers and directors. Thank you for all your contributions to the success of our Company!

Lyle R. Knight	Terrill R. Moore
President	Executive Vice President
Chief Executive Officer	Chief Financial Officer

Fourth Quarter 2006

Condensed Consolidated Statements of Income

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(unaudited)	2006	2005	2006		2005

(in thousands, except per share data)

Total interest income	$78,480	$64,923	$293,423		$233,857
Total interest expense	30,398	19,437	105,960		63,549

Net interest income	48,082	45,486	187,463		170,308

Provision for loan losses	1,401	1,482	7,761		5,847

Net interest income after provision for loan losses	46,681	44,004	179,702		164,461
Noninterest income	40,991	18,039	101,548		70,290
Noninterest expense	45,931	39,545	164,142		150,726

Income before taxes	41,741	22,498	117,108		84,025
Income taxes	15,149	7,896	41,499		29,310

Net income	$26,592	$14,602	$75,609		$54,715

DATA PER COMMON SHARE:
Diluted EPS	$3.18	$1.77	$9.11		$6.71
Dividends	0.61	0.50	2.27		1.88
Book value			50.39		43.20
Tangible book value			45.80		38.58
Appraised value			82.50	*	68.00	**

*	Based on the latest independent appraised minority share valuation as of September 30, 2006, effective for transactions on or after November 14, 2006.

**	Based on the independent appraised minority share valuation as of December 31, 2005.
Condensed Consolidated Balance Sheet

	December 31
(unaudited)	2006	2005

(In thousands)

ASSETS
Cash and due from banks	$187,555	$207,877
Federal funds sold	55,427	27,607
Interest bearing deposits	12,809	5,493
Investment securities	1,124,598	1,019,901
Loans	3,310,363	3,034,354
Less: allowance for loan losses	47,452	42,450

Net loans	3,262,911	2,991,904
Premises & equipment, net	120,280	120,438
Accrued interest receivable	30,913	26,104
Goodwill and core deposit intangibles	37,812	38,594
Mortgage servicing rights	22,644	22,116
Company owned life insurance	64,705	62,547
Other assets	54,480	39,732

Total Assets	$4,974,134	$4,562,313

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits	$3,708,511	$3,547,590
Federal funds purchased	0	1,500
Securities sold under repurchase agreements	731,548	518,718
Accrued interest payable	18,872	13,185
Other liabilities	36,295	28,086
Other borrowed funds	5,694	7,495
Long — term debt	21,601	54,654
Subordinated debenture	41,238	41,238

Total Liabilities	4,563,759	4,212,466
Common stockholders’ equity	410,375	349,847

Total Liabilities and Stockholders’ Equity	$4,974,134	$4,562,313

Selected Ratios

	Three Months Ended		Twelve Months Ended
	December 31		December 31
(unaudited)	2006	2005	2006	2005

PERFORMANCE
Return on avg common equity	26.71%	16.70%	20.38%	16.79%
Return on avg common equity excl. market adj of securities	26.15%	16.48%	19.82%	16.56%
Return on avg assets	2.16%	1.27%	1.60%	1.26%
Net interest margin, FTE	4.38%	4.49%	4.47%	4.48%
Efficiency ratio	51.17%	62.25%	56.79%	62.65%

CREDIT QUALITY (Period End)
Provision for loan losses to average loans			0.24%	0.20%
Net charge offs to average loans			0.08%	0.19%
Allowance for loan losses to loans			1.43%	1.40%
Allowance for loan losses to non-accruing loans			321.52%	247.84%

CAPITAL ADEQUACY & LIQUIDITY
Leverage capital ratio			8.61%	7.91%
Avg loans to avg deposits			90.48%	85.46%